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                [LETTERHEAD OF COMMERCIAL FEDERAL APPEARS HERE]
                                                                    EXHIBIT 99.1
                                                                    News Release

Date:       August 21, 1996
Contact:    Stan R. Blakey
            Vice President & Director of Investor Relations
            (402) 390-6553

FOR IMMEDIATE RELEASE

        Omaha, Nebraska (August 21, 1996)-Commercial Federal Corporation today announced that it has repurchased the 1,250,100 shares of its common stock currently owned by CAI Corporation, a Dallas-based investment company. This transaction follows Commercial Federal's August 6, 1996, purchase of a warrant from El Paso Electric Company which enabled it to become a shareholder of CAI Corporation. Commercial Federal will exchange aggregate consideration of approximately $48.9 million, consisting of cash and the warrant, for the 1,250,100 shares. It is Commercial Federal's intention that a substantial portion of the repurchased shares--which represent approximately 8.3 percent of the Company's outstanding shares--will be retired.

        "As a result of this transaction, Commercial Federal has significantly enhanced stockholder value through the repurchase of our own shares," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal. Commercial Federal's management currently anticipates that this acquisition will be accretive to the Company's future annual earnings by as much as 5.0 to 6.0 percent.

        "This is an investment by Commercial Federal in what we perceive to be a very valuable asset--namely Commercial Federal," added Mr. Fitzgerald. "Obviously, the Board of Directors and management of Commercial Federal believe in the value and the potential of the Company's stock. After careful analysis of the Company's financial position and growth prospects, the
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benefits of this transaction were impossible to ignore. As always, our strategy remains focused on exploring all strategic alternatives that will create added value for our stockholders."

        In addition, Commercial Federal today announced that Robin R. Glackin, president and chief executive officer of CAI Corporation, and Steven M. Ellis, senior vice president and treasurer of CAI Corporation, have resigned, effective today, from Commercial Federal's Board of Directors. As part of the arrangement between the parties, Commercial Federal has agreed to pay certain expenses of CAI Corporation.

        Commercial Federal Corporation, with assets of approximately $6.6 billion, is the parent company of Commercial Federal Bank, a federal savings bank which operates 98 retail offices in Nebraska, Colorado, Kansas, Oklahoma and Iowa. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

        Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."